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                                                                    Exhibit 99
                                                August 7, 1996



TO:  Epitope's Long-Time Supporters

RE:  Conference Call Remarks

We thought it might be helpful to you if we summarized and updated the remarks that were made in the conference call on August 1, 1996.

      - SmithKline Beecham (SB) began nationwide marketing of our oral specimen collection device for HIV testing under the OraSure(R) brand name Monday, August 5. Involved are 1,500 sales people from their pharmaceutical division, 1,800 from physician supply houses with whom SB works, and a smaller specialized sales force from Organon Teknika, who will call on public health organizations.

      - SB has established a hotline (1-800-ORASURE) to answer questions about OraSure. Advertising will begin once reps have had time to call on physicians and are prepared to handle inquiries from patients.

      - Several developments have combined to induce life insurance companies to speed up their plans for using EpiScreen(TM), the oral specimen collection brand name which we use for devices sold to markets served exclusively by Epitope: 1) In June, the OraSure Western blot confirmatory test received FDA approval. 2) At the July Vancouver International AIDS Conference, studies were released involving the combined use of three drug therapies that had produced very promising results in extending the lives of patients with AIDS. 3) FDA approved the second blood-based home collection system for HIV-1 testing. To better service the life insurance market, we are in the process of hiring two salesmen, one for the Northeast and one for the Midwest.

      - The level of firm orders for delivery of products in the final quarter of fiscal 1996 is currently $1.7 million.

      - Over the past two weeks we have been shipping product to SB; we recently completed the first shipment on a substantial SB foreign order.

      - SB has committed to funding eight R&D projects, expected to be conducted during the next year or so.

      - Epitope has the rights for OTC HIV testing outside the U.S. and is currently in discussions with the Canadian government on setting up a program. In addition, Epitope has made application to Canada's Health Protection Bureau (their FDA) for professional use of EpiScreen.

      - A large South American country is showing serious interest in an OTC HIV testing system.

      - While not ready for commercialization in the short-term, we have made encouraging advances in development of OraQuick(R), a rapid point-of-care oral specimen testing system.

      - After a thorough search, we have engaged the institutional research and investment banking firm, Vector Securities International, one of the premier healthcare and life sciences firms. Vector was founded about eight years ago by Peter Drake, one of the best-known biotechnology analysts, and several others who had previously been with Kidder, Peabody. Vector's efforts are limited to healthcare and life sciences fields. They have managed or co-managed more than $1.6 billion of financings and advise over seventy client companies.

We are very enthusiastic about these developments. We have never before had so many opportunities open to us and trust that you share this enthusiasm with us.

I will be making a presentation at the Medical Investments Northwest conference Monday morning August 12. About an hour before my presentation, I am scheduled to be interviewed by the Dow Jones Investor Network.

LATE BREAKING NEWS

As expected, Calypte Biomedical Corp. received FDA approval for their urine based HIV-1 screening test. It is noteworthy that they did NOT RECEIVE APPROVAL FOR THEIR WESTERN BLOT CONFIRMATORY TEST. You remember the problems we experienced trying to sell OraSure without an approved OraSure Western blot confirmatory test. According to this morning's New York Times article, Calypte's test will be labeled with a caution that it is not as accurate as blood and therefore will require the drawing of a blood sample to confirm screening results!

Gus Allen